Exhibit 99.(h)(4)(B)

FIRST AMENDMENT TO

ADMINSTRATIVE SERVICES AGREEMENT

This First Amendment to the Administrative Services Agreement (the “Amendment”) dated June 10, 2019 by and among AMERICAN BEACON FUNDS, a Massachusetts business trust, AMERICAN BEACON INSTITUTIONAL FUNDS TRUST, a Delaware Statutory Trust, (collectively, the “Trusts”), AMERICAN BEACON ADVISORS, INC., a Delaware corporation (“ABA”), and PARAMETRIC PORTFOLIO ASSOCIATES LLC, a Delaware limited liability company (“Parametric”) (the “Agreement”) is effective as of April 30, 2020.

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.         Amendment to Agreement.

Schedules A and B of the Agreement are hereby deleted in their entirety and replaced with Schedules A and B attached hereto.

2.         Miscellaneous.

(a)        Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

ACCEPTED AND APPROVED BY:

AMERICAN BEACON FUNDS
On behalf of its series on Schedules A and B, and

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST
On behalf of its series on Schedules A and B
By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Vice President

AMERICAN BEACON ADVISORS, INC.
By:	/s/ Jeff Ringdahl
Name:	Jeff Ringdahl
Title:	President and Chief Operating Officer

ACCEPTED AND APPROVED BY:

PARAMETRIC PORTFOLIO ASSOCIATES LLC
By:	/s/ Thomas Lee
Name:	Thomas Lee
Title:	Chief Investment Officer
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FIRST AMENDED SCHEDULE A
Dated April 30, 2020
TO THE
ADMINISTRATIVE SERVICES AGREEMENT
Dated: June 10, 2019

Statement of Intent/Operating Procedures

Parametric Portfolio Associates LLC (“Parametric”) shall fulfil its duties set forth in the Administrative Services Agreement (the “Agreement”) in accordance with the following:

I.          Scope of the Engagement.

The Trusts are seeking to equitize the cash balances of certain mutual fund portfolios (each, a “Fund”) of American Beacon Funds and American Beacon Institutional Funds Trust (the “Trusts”). American Beacon Advisors, Inc. (“ABA”), as authorized by the Trusts, will manage the underlying cash balances and has directed Parametric under the terms of the Agreement to perform certain administrative functions related to the purchase and sale of futures to maintain appropriate equity exposure as directed by ABA under the Agreement. ABA and the Trusts hereby direct Parametric to equitize approximately 90% of the Liquid Assets (as defined in Section 3 of the Agreement) of each Fund (allowing for the fact that there may be de minimis amounts of the cash balance not equitized, as fractional futures contracts cannot be purchased) in order to maintain exposure for each Fund’s Liquid Assets on a daily basis, each in accordance with the instructions in this Schedule A, until otherwise directed in writing by ABA for each Fund.

Directions related to the equitized amounts, the futures contracts used and the list of approved futures commission merchants and US Treasury dealers are listed below. ABA may in its judgment direct Parametric to implement the equitization using futures other than those listed below upon written notice to, and acceptance by, Parametric in writing.

II.         Implementation.

For a new Account (as defined in Section 2 of the Agreement) of a Fund, ABA and the Trusts will direct Parametric to equitize any initial portfolio cash balances, and, on an ongoing basis, Parametric will buy and/or sell the appropriate number of approved contracts to reflect changes in the underlying cash balances using the procedures listed in Section III of this Schedule A. Such procedures may be modified by ABA with the written consent of Parametric.

III.        Daily Operating Procedures

Morning	Parametric receives necessary information from the custodian’s Mutual Fund Custody Group (“MFG”) to determine the level of Liquid Assets, including subscription and redemption activity. Liquid Assets include, but are not limited to, cash, short-term holdings, United States Treasury securities, balances in any money market fund, unsettled cash from open transactions and variation margin held in the Account for futures transactions.
Prior to Noon	Parametric posts a daily tracking report to a secure client portal and notifies ABA when the report is available. Parametric contacts ABA if report will be delayed.
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During market hours	In accordance with the Agreement and any subsequent ABA instruction, Parametric calculates 90% of Liquid Assets as the amount to be equitized and calculates the number of futures contracts to be purchased or sold for each Fund. Number of contracts is determined by size of Liquid Assets in each Fund and type of contract is specified in Section V below.

During market hours	Parametric executes trades with one or more FCMs or one or more executing brokers, to be cleared at one or more approved FCMs, as specified in Section VI below.

During business day	Parametric electronically receives trade confirmation data from FCMs. All trade data is confirmed. Trade information is processed.

Prior to 9am (next day)	Parametric sends daily calculations of variation margin to MFG which confirms these calculations with the statements received from the FCMs.

IV. Eligible Funds

See Schedule B

V.        List of Approved Futures Contracts by Fund

Portfolio	Futures Contract	FCM
Bahl & Gaynor Small Cap Growth Fund	Russell 2000
Balanced Fund	S&P 500
Bridgeway Large Cap Growth Fund	S&P 500
Bridgeway Large Cap Value Fund	S&P 500
Diversified Fund	S&P 500
International Equity	MSCI EAFE
Large Cap Value	S&P 500
Mid-Cap Value	S&P 400
Small Cap Value	Russell 2000
The London Company Income Equity	S&P 500
Zebra Small Cap Equity	Russell 2000

VI.       List of Approved Futures Commission Merchants

A.       Goldman, Sachs & Co.

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VII.       List of Approved US Treasury Dealers

Dealer
Bank of America Merrill Lynch
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citadel Securities Institutional LLC
Citigroup Global Markets Inc./Salomon Brothers
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman Sachs & Co.
Jefferies & Company Inc.
JP Morgan Chase
Loop Capital Markets, LLC
Morgan Stanley & Co. Inc.
Nomura Securities International
RBC Capital Markets LLC
Societe Generale
Wells Fargo

ACCEPTED AND APPROVED BY:

AMERICAN BEACON FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST
By:	/s/ Paul Cavazos
Name:	Paul Cavazos
Title:	Vice President

AMERICAN BEACON ADVISORS, INC.
By:	/s/ Jeff Ringdahl
Name:	Jeff Ringdahl
Title:	President and Chief Operating Officer

ACCEPTED AND APPROVED BY:

PARAMETRIC PORTFOLIO ASSOCIATES LLC
By:	/s/ Thomas Lee
Name:	Thomas Lee
Title:	Chief Investment Officer
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FIRST AMENDED SCHEDULE B

Dated: April 30, 2020

TO THE

ADMINISTRATIVE SERVICES AGREEMENT

Dated: June 10, 2019

Eligible Funds

Trust	Funds
AMERICAN BEACON INSTITUTIONAL FUNDS TRUST	Diversified Fund
AMERICAN BEACON FUNDS	Bahl & Gaynor Small Cap Growth Fund Balanced Fund Bridgeway Large Cap Growth Fund Bridgeway Large Cap Value Fund International Equity Fund
Large Cap Value Fund
Mid-Cap Value Fund Small Cap Value Fund The London Company Income Equity Fund Zebra Small Cap Equity Fund
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